Exhibit 10.3

SECOND AMENDMENT TO LEASE

THIS AMENDMENT (“Amendment”) is made effective as of the 1st day of October, 2005, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called “Landlord”), and ev3 INC., a Delaware corporation (hereinafter called “Tenant”).

BACKGROUND:

A.                                   Landlord and Tenant are parties to that certain Lease dated as of May 3, 2002 (together with all amendments thereto, the “Lease”) for certain premises containing approximately 63,891 rentable square feet in the Building known as Nathan Lane Technology Center and having an address of 4600 Nathan Lane, Plymouth, Minnesota.

B.                                     Tenant has requested an additional allowance for leasehold improvements and Landlord has agreed to provide the allowance on the terms and conditions set forth in this Amendment.

AMENDMENT:

Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

I.                                         Allowance.  Landlord shall provide Tenant with an additional leasehold improvement allowance of up to $600,000 (the “Allowance”). The Allowance may only be used for leasehold improvements in and to the Premises, which improvements shall be consistent in quality and type with those leasehold improvements already in place. In no event shall the Allowance be used for trade fixtures, equipment, furnishings or other removable personal property of Tenant. Any leasehold improvements constructed by Tenant in the Premises shall be constructed pursuant to plans and specifications approved by Landlord and by a general contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and shall otherwise be constructed in accordance with the provisions of Sections 9 and 10 of the Lease. All construction shall be done at Tenant’s expense (provided that Tenant shall be reimbursed for the Allowance as set forth herein), in a good and workmanlike manner, and shall comply at the time of completion with all Laws and Requirements. Tenant shall deliver to Landlord copies of all certificates of occupancy, permits and licenses required to be issued by any authority in connection with Tenant’s construction. Draws against the Allowance shall be disbursed to Tenant by Landlord promptly (and in no event later than thirty (30) calendar days) after submittal by Tenant to Landlord of evidence of the costs and expenses of the leasehold improvements, evidence of payment thereof by Tenant, and lien waivers from all persons supplying labor or materials to the leasehold improvements.

The Allowance may be disbursed in periodic draws, but no more frequently than monthly. If the costs and expenses of the leasehold improvements in and to the Premises exceed the Allowance, Tenant shall be solely responsible for payment of any excess. In the event the budget for the leasehold improvements is estimated by Landlord and Tenant to exceed 125% of the Allowance, Tenant will either (i) directly pay (without recourse to the Allowance), and provide Landlord lien waivers for, that portion of the construction costs sufficient to bring the remainder of the budgeted costs within the Allowance, or (ii) deposit the amount in excess of the Allowance with Landlord to be disbursed by Landlord after the full disbursement of the Allowance, to insure that all construction is completed lien free (any excess Tenant funds will be returned to Tenant upon completion of the project and full payment of the project costs).

2.                                       Increase in Minimum Annual Rent. In consideration of the Allowance, the Minimum Annual Rent for the Premises will be increased by $15,752.10 per month (as set forth below), for the balance of the Term, commencing with the monthly rent due October 1, 2005 and ending with (and including) the monthly rent due October 1, 2009. The additional $15,752.10 per month amends Section 1(d) of the Lease as follows going forward:

PERIOD	ANNUAL	MONTHLY
10/1/05 – 10/31/05	N/A	$63,830.08
11/1/05 – 10/31/06	$765,960.56	$63,830.08
11/1/06 – 10/31/07	$794,711.88	$66,225.99
11/1/07 – 10/31/08	$794,711.88	$66,225.99
11/1/08 – 10/31/09	$824,740.68	$68,728.39

If Landlord fails to fund the Allowance, or any portion thereof, the increase in Minimum Annual Rent shall not be effective (or in the case of a partial funding of the Allowance, the increase in Minimum Annual Rent shall be reduced proportionately based on the unfunded portion of the Allowance); in such case, Tenant shall be entitled to a refund from Landlord of any increase in Minimum Annual Rent previously paid by Tenant under this Amendment in excess of the reduced amount required to be paid by Tenant by virtue of a funding of less than the entire Allowance.

3.                                       Letter of Credit.  In consideration of this Amendment, the step-down (reduction) dates with regard to the letter of credit issued to Landlord pursuant to Section 35 of the Lease shall be postponed by one-year (however, the conditions to each reduction as set forth in said Section 35 remain unaffected by this Amendment and continue in full force), so that the minimum amount of the letter of credit shall be as follows:

DATE:	REDUCE BY:	AVAILABLE BALANCE:
11/1/05	No Reduction	$500,000
11/1/06	$100,000	$400,000
11/1/07	$100,000	$300,000
11/1/08	$100,000	$200,000

Landlord shall have no obligation to disburse any portion of the Allowance until Tenant has delivered to Landlord an original amended or replacement letter of credit conforming to the requirements of the Lease and the revised reduction schedule. Nothing contained herein shall be construed as a release by Tenant of its entitlement to reduce the amount of the letter of credit and obtain a return by Landlord of the letter of credit to the Tenant in accordance with Section 35 of the Rider to the Lease.

4.                                       Waiver of Tenant’s Termination Right. Provided that the Allowance is paid by Landlord, Section 34 of the Rider to Lease [entitled, “Termination”] is hereby deleted and shall have no further force or effect.

5.                                       Defined Terms. All capitalized terms used in this Amendment not separately defined herein shall have the meaning given them in the Lease.

6.                                       Full Force and Effect. All of the terms and conditions of the Lease not inconsistent with this Amendment shall remain unmodified and in full force and effect.

7.                                       Counterparts. This Amendment may be executed in counterparts and may be delivered by facsimile transmittal of signed original counterparts.

The parties have executed this Amendment as of the date stated above.

TENANT:
ev3 Inc.

By:	/s/Patrick D. Spangler
Its:	CFO

LANDLORD:
LIBERTY PROPERTY LIMITED
PARTNERSHIP

By:	Liberty Property Trust, its Sold General
Partner

	By:	/s/Robert L. Kiel
Robert L. Kiel
Senior Vice President
Regional Director